AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 2008

REGISTRATION NO. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERSO TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	7373	41-1484525
(State or other	(Primary Standard	(I.R.S. Employer
jurisdiction of	Industrial	Identification No.)
incorporation or	Classification
organization)	Code Number)

400 Galleria Parkway
Suite 200
Atlanta, Georgia 30339
(678) 589-3500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Martin D. Kidder
Chief Financial Officer
400 Galleria Parkway
Suite 200
Atlanta, Georgia 30339
(678) 589-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Lori A. Gelchion, Esq.
Rogers & Hardin LLP
2700 International Tower,
229 Peachtree Street, NE
Atlanta, Georgia 30303
(404) 522-4700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
common stock, par value $.01 per share	3,372,136 shares	$0.11	$370,935	$14.58

(1)           Represents 3,041,667 shares of the registrant’s outstanding common stock and 330,469 shares of common stock issuable upon exercise of warrants outstanding as of the date hereof and held by the selling shareholders named in the prospectus contained herein and any supplements thereto.  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of the registrant’s common stock as may be issuable with respect to the shares being registered hereunder to prevent dilution by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)           Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) promulgated under the Securities Act.  The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high ($0.12) and low ($0.10) sales price of the registrant’s common stock on April 10, 2008, as reported on The Nasdaq Capital Market.  It is not known how many shares will be sold under this registration statement or at what price or prices such shares will be sold.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT VERSO TECHNOLOGIES, INC. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED APRIL 16, 2008

PRELIMINARY PROSPECTUS

3,372,136 SHARES OF COMMON STOCK

OF

VERSO TECHNOLOGIES, INC.
400 Galleria Parkway
Suite 200
Atlanta, Georgia 30339
678-589-3500

This prospectus relates to the resale of up to 3,372,136 shares of common stock, par value $0.01 per share, of Verso Technologies, Inc. (the “Company, “we” or “us”) by the selling shareholders identified in the section of this prospectus titled “Selling Shareholders.”  Of the 3,372,136 shares of common stock offered by this prospectus, 3,041,667 shares are currently outstanding and 330,469 shares are issuable upon exercise of warrants held by the selling shareholders.  We will not receive any proceeds from the sale of the shares of common stock offered hereby by the selling shareholders.  We will receive, however, the exercise price of any warrants exercised by the selling shareholders.  We have agreed to bear all expenses of registration of the common stock offered hereby under Federal and state securities laws.

The common stock is listed on The Nasdaq Capital Market under the symbol “VRSO.”  The last reported sale price of the common stock as reported on The Nasdaq Capital Market on April 11, 2008 was $0.11 per share.

The selling shareholders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of common stock offered hereby from time to time on terms to be determined at the time of sale.  See the section of this prospectus titled “Plan of Distribution.”

We have also filed with the Securities and Exchange Commission (the “SEC”) (i) a registration statement on Form S-3, as amended (No. 333-133373), registering the resale of up to 11,506,098 shares of common stock; (ii) a registration statement on Form S-3, as amended (No. 333-126223), registering the resale of up to 189,997 shares of common stock; (iii) a registration statement on Form S-3, as amended (No. 333-127817), registering the resale of up to 846,013 shares of common stock; (iv) a registration statement on Form S-3, as amended (No. 333-137138), registering the resale of up to 5,800,000 shares of common stock; (v) a registration statement on Form S-3, as amended (No. 333-138429), registering the resale of up to 2,170,084 shares of common stock; (vi) a registration statement on Form S-3 (No. 333-142139), registering up to 7,500,000 shares of common stock; (vii) a registration statement on Form S-3, as amended (No. 333-142339), registering the resale of up to 183,000 shares of common stock; (viii) a registration statement on Form S-3, as amended (No. 333-142340), registering the resale of up to 480,470 shares of common stock; (ix) a registration statement on Form S-3, as amended (No. 333-144534) registering the resale of up to 8,514,586 shares of common stock; and (x) a registration statement on Form S-3, filed concurrently with the initial filing of this registration statement, registering the resale of up to 26,048,974 shares of common stock (each, a “Concurrent Registration Statement”, collectively, the “Concurrent Registration Statements”). Each of the selling shareholders identified in a Concurrent Registration Statement may sell the shares of common stock registered for such shareholder’s account therein from time to time on terms to be determined at the time of sale in accordance with the Plan of Distribution included in the prospectus which forms a part of each such Concurrent Registration Statement.

See the section of this prospectus titled “Risk Factors” beginning on page 5 for certain factors relating to an investment in the shares of common stock offered hereby.

Neither the SEC nor any other state securities commission has approved or disapproved of the common stock offered hereby or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is [                           ], 2008.

PROSPECTUS SUMMARY

About Verso Technologies, Inc.

We are a global technology provider of next generation network solutions offering a core-to-edge product portfolio for telecommunications service providers and enterprise organizations. We have an integrated portfolio that includes the brands Clarent, AccessGate®, NetPerformer®, Verilink®, iMarc®, I-Master®, Telemate® and NetSpective®, and in late 2007 certain of our products were branded VCLEAR™ to designate them as “pure IP” based next generation products. Our core focus, provided by our Technologies Group, is on three market segments: (i) Mobile Backhaul – an end-to-end cellular network bandwidth optimization solution that helps network operators expand and migrate wireless services, improve reliability and control operating costs; (ii) Softswitch/Gateway – a pure IP platform that enables profitable end-to-end IP communications over wireline, wireless, terrestrial and satellite links, which is also interoperable with legacy architectures to deliver a seamless, profitable VoIP migration path; and (iii) Integrated Access Devices – an ideal access platform that provides integrated multi-service connectivity, aggregation and compression to efficiently enable digital convergence, toll bypass, video and conferencing. Also through our Technologies Group, we offer Network Monitoring and Security, which minimizes communications costs and monitors and controls employee productivity and computer usage through sophisticated software products that provide monitoring, reporting, and filtering functions.

We also sell services, provided by our Outsourcing Group (formerly known as the Advanced Applications Services Group), which enables our customers to reduce overhead and operating expenses.  These services include outsourced technical support, application installation, and training to both customers of the Technologies Group and outside customers.

About the Offering and this Prospectus

This prospectus relates to the resale of up to 3,372,136 shares of common stock by the selling shareholders identified in this prospectus under the section titled “Selling Shareholders.” Of the 3,372,136 shares of common stock offered by this prospectus, 3,041,667 shares are currently outstanding and 330,469 shares are issuable upon exercise of warrants held by the selling shareholders.  We will not receive any proceeds from the resale of shares by the selling shareholders.  We will receive, however, the exercise price of any warrants exercised by the selling shareholders.  See the section of this prospectus titled “Use of Proceeds.”  We have agreed to bear all expenses of registration of the common stock offered by this prospectus.

This prospectus is part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process.  Under the shelf registration process, the selling shareholders may, from time to time, sell the shares of common stock described in this prospectus.  We may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement.  Whenever a reference is made in this prospectus to an agreement or other document of ours, be aware that such reference is not necessarily complete and you should refer to the exhibits that are filed with or incorporated by reference in the registration statement for a copy of the agreement or other document.  You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described in the section of this prospectus titled “Where You Can Find More Information.”

RISK FACTORS

Our independent auditors have expressed doubt about our ability to continue as a going concern.

In their report dated April 15, 2008, our independent auditors stated that our financial statements for the years ended December 31, 2007 and 2006 were prepared assuming that we would continue as a going concern. However, our independent auditors raised substantial doubt about our ability to continue as a going concern due to our recurring losses from operations, operating cash flow deficiencies, significant debt obligations which become due and payable during 2008 and our limited capital resources. Our future success and ability to continue as a going concern is contingent upon, among other things, the ability to achieve and maintain satisfactory levels of profitable operations obtain and maintain adequate levels of debt and equity financing for expansion and to meet our obligations, and provide sufficient cash from operations to meet current and future obligations.

The common stock may be delisted from The Nasdaq Capital Market.

The common stock is currently listed on The Nasdaq Capital Market.  We must satisfy certain minimum listing maintenance requirements to maintain such listing, including a series of financial tests relating to shareholders equity or net income or market value, public float, number of market makers and shareholders, market capitalization, and maintaining a minimum bid price of $1.00 per share for the common stock. In the past, we have experienced periods in which the minimum bid price for the common stock fell below $1.00 per share.

On June 26, 2007, The Nasdaq Stock Market, LLC notified us that for the last 30 consecutive business days the bid price for the common stock had closed below the minimum $1.00 per share requirement for continued inclusion of the common stock on The Nasdaq Capital Market as required by Marketplace Rule 4310(c)(4) (the “Rule”). In accordance with Marketplace Rule 4310(c)(8)(D), we had 180 calendar days, or until December 24, 2007, to regain compliance with the Rule. On December 27, 2007, The Nasdaq Stock Market, LLC notified us that we did not regain compliance with the Rule by December 24, 2007 and that, on December 24, 2007, we met all initial inclusion criteria for The Nasdaq Capital Market set forth in Rule, except for the bid price requirement.  Accordingly, pursuant to Marketplace Rule 4310(c)(8)(D), we have an additional 180 calendar days, or until June 24, 2008, to regain compliance with the Rule. We may regain compliance with the Rule if the bid price of the common stock closes at $1.00 per share or more for a minimum of ten (10) consecutive business days.  Our bid price closed at $0.11 per share on April 11, 2008.  If we do not regain compliance with the Rule prior to June 24, 2008, then The Nasdaq Stock Market, LLC will notify us that the common stock will be delisted.

If the common stock is delisted from The Nasdaq Capital Market, then the common stock may trade on the Over-the-Counter-Bulletin Board, which is viewed by most investors as a less desirable and less liquid market place. Delisting from The Nasdaq Capital Market could make trading the common stock more difficult for our investors, leading to declines in share price. Delisting of the common stock would also make it more difficult and expensive for us to raise additional capital. Furthermore, delisting of the common stock is an event of default under our credit facility with our senior lenders, under our outstanding 6.75% senior unsecured convertible debentures and, through certain cross default provisions, the Loan and Security Agreement we entered into with Clarent Corporation in connection with our acquisition of substantially all of the business assets, and certain related liabilities, of Clarent Corporation on February 12, 2003.

The price of the common stock has been volatile.

The stock market in general, and the market for technology companies in particular, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. From September 4, 2003 to April 11, 2008, the per share closing price of the common stock on The Nasdaq Capital Market (formerly known as The Nasdaq SmallCap Market) fluctuated from a high of $25.35 to a low of $0.11. We believe that the volatility of the price of the common stock does not solely relate to our performance and is broadly consistent with volatility experienced in our industry. Fluctuations may result from, among other reasons, responses to operating results, announcements by competitors, regulatory changes, economic changes, market valuation of technology firms and general market conditions.

In addition, in order to respond to competitive developments, we may from time to time make pricing, service or marketing decisions that could harm our business. Also, our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price of the common stock would likely decline.

The trading price of the common stock could continue to be subject to wide fluctuations in response to these or other factors, many of which are beyond our control. If the market price of the common stock decreases, then shareholders may not be able to sell their shares of common stock at a profit.

We may be unable to fund future growth.

Our business strategy calls for growth internally as well as through acquisitions. We have invested substantial funds in our sales and marketing efforts in order to grow revenues. This strategy to increase sales and marketing resources as well as other strategies for growth internally which we may implement now or in the future will require funding for additional personnel, capital expenditures and other expenses, as well as for working capital purposes. Financing may not be available to us on favorable terms or at all. If adequate funds are not available on acceptable terms, then we may not be able to meet our business objectives for expansion. This, in turn, could harm our business, results of operations and financial condition. In addition, if we raise additional funds through the issuance of equity or convertible debt securities, then the percentage ownership of our shareholders will be reduced, and any new securities could have rights, preferences and privileges senior to those of the common stock. Furthermore, if we raise capital or acquire businesses by incurring indebtedness, then we will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that our lender may require. Moreover, if our strategy to invest in our sales and marketing efforts in order to grow revenues does not produce the desired result, then we will have incurred significant expenses which we may or may not have obtained adequate funding to cover.

If we do not repay our indebtedness to Clarent Corporation when due, then we will be in default under our Loan and Security Agreement with Clarent Corporation, and as a result of cross-default provisions, certain of other secured and unsecured indebtedness.

Our approximately $3.7 million debt to Clarent Corporation pursuant our Loan and Security Agreement with Clarent Corporation was due and payable on February 15, 2008.  On that date, we entered into an amendment to such Loan and Security Agreement with Clarent Corporation’s liquidating trustee that provided that the outstanding principal amount and all accrued and unpaid interest thereon was due and payable by March 3, 2008, unless we paid approximately $730,000 in accrued unpaid capitalized interest by such date.  We paid the $730,000 to Clarent Corporation on February 29, 2008.  Pursuant to the amendment, the $3.0 million principal amount which remains outstanding is due and payable within three (3) business days of August 12, 2008.  As part of the amendment, we agreed to pay interest monthly on the unpaid principal amount at a rate of 8% per annum.  If we do not pay the amounts due under the Loan and Security Agreement when due, then we will be in default under the Loan and Security Agreement with Clarent Corporation and, through certain cross-default provisions, we will be in default under our outstanding unsecured convertible debentures and our credit facility with our senior lenders.

We have significant debt obligations which become due in 2008.

We have significant short-term debt obligations which become payable during the remainder of 2008 in the aggregate amount of approximately $18.0 million. These obligations include payments under our Loan and Security Agreement with Clarent Corporation, our outstanding unsecured convertible debentures and our credit facility with our senior lenders.  Our ability to satisfy these debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive industry conditions and to certain financial, business and other factors beyond our control.  We may not be able to generate cash flows from our operating activities sufficient to permit us to satisfy these debt obligations.  If our cash flows are insufficient to satisfy these debt obligations, then we may be forced to seek additional capital, sell assets or restructure or refinance our debt.  If our cash flows are insufficient to satisfy these debt obligations and we are unable to raise sufficient funds from alternative measures, then we will not be able to satisfy our short-term debt obligations.

We have a history of losses and may not be profitable in the future.

We have a history of net losses, including net losses of $27.0 million for the 2007 fiscal year, $17.8 million for the 2006 fiscal year, $20.1 million for the 2005 fiscal year, $38.8 million for the 2004 fiscal year, $18.3 million for the 2003 fiscal year, $2.7 million for the 2002 fiscal year and $147.6 million for the 2001 fiscal year. As of December 31, 2007, we had an accumulated deficit of $376.8 million. Further, developing our business strategy and expanding our services will require significant additional capital and other expenditures. Accordingly, if we are not able to increase our revenue, then we may never generate sufficient revenues to achieve or sustain profitability.

We have significant market overhang which could adversely affect the trading price of the common stock.

As of April 15, 2008, we had (i) 93.3 million shares of common stock outstanding, (ii) approximately 7.2 million shares of common stock issuable upon exercise of outstanding options, (iii) approximately 24.1 million shares of common stock issuable upon exercise of outstanding warrants and (iv) approximately 4.7 million shares of common stock issuable upon conversion of the principal amount of outstanding convertible debentures. If all the outstanding options, warrants, and convertible debentures were exercised or converted, as applicable, by their holders, then approximately an additional 129.3 million shares of common stock would be outstanding. This would represent an approximate 45% increase in our outstanding common stock. The convertible debentures are convertible, and a vast majority of the outstanding options and warrants are exercisable, at prices currently above the public trading prices of the common stock. However, in the event that even a portion of these outstanding options and warrants were to be exercised, or a portion of the convertible debentures were to be converted, the resulting dilution could depress the trading price of the common stock. We have registered, or are in the process of registering, all of the potential dilutive shares of common stock for resale pursuant to registration statements filed with the SEC. If a significant portion of these shares are sold in the public marketplace by the selling shareholders identified in these registration statements, then such sales could also have a severe and adverse material effect on the trading price of the common stock.

Our growth could be limited if we are unable to attract and retain qualified personnel.

We believe that our success depends largely on our ability to attract and retain highly skilled and qualified technical, managerial, and marketing personnel. Competition for highly skilled engineering, sales, marketing, and support personnel is intense because there is a limited number of people available with the necessary technical skills and an understanding of the markets which we serve. Workforce reductions by us during recent years may adversely affect our ability to retain our current employees and recruit new employees. The inability to hire or retain qualified personnel could hinder our ability to implement our business strategy and harm our business.

We are exposed to the general condition of the telecommunications market.

Our business is subject to global economic conditions, and in particular, market conditions in the telecommunications industry. Our operations could be adversely affected if capital spending from telecommunications service providers does not grow or declines. If global economic conditions worsen, or if the prolonged slowdown in the telecommunications industry continues, then we may experience adverse operating results.

Our need to invest in research and development could harm our operating results.

Our industry is characterized by the need for continued investment in research and development. If we fail to invest sufficiently in research and development, then our products could become less attractive to potential customers, which could have a material adverse effect on our results of operations and financial condition. As a result of our need to maintain or increase our spending levels in this area, our operating results could be materially harmed if our net sales fall below expectations. In addition, as a result of the need for research and development and technological innovation, our operating costs may increase in the future.

The market for converged communications solutions is still in its infancy and rapidly evolving. If this market does not develop and grow as expected, then it could have a material adverse effect on our business.

While we believe there is a significant growth opportunity in providing converged communications solutions to customers, there can be no assurances that this technology will be widely accepted or that a viable market for our products will fully develop or be sustainable. If this market does not develop, or develops more slowly than expected, then we may not be able to sell our products in significant volume, or at all. Due to the intense competition in this market and the recent introduction of this technology, there can be no assurance that we will succeed in this evolving marketplace.

Intellectual property infringement claims against us, even without merit, could require us to enter into costly licensing agreements or deprive us of the technology we need.

Our industry is technology intensive. As the number of competitors in our target markets increases and the functionality of the products produced by such competitors further overlaps, third parties may claim that the technology we develop or license infringes their proprietary rights. Any claims against us or any of our subsidiaries may affect our business, results of operations and financial conditions. Any infringement claims, even those without merit, could require us to pay damages or settlement amounts or could require us to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and the resulting distraction of our management resources could have a material adverse effect on our results of operations and financial condition. If successful, a claim of product infringement could deprive us of the technology we need altogether.

Failure to protect our intellectual property rights could have a material adverse effect on our business.

Our success depends in part upon the protection of our proprietary application software and hardware products. We have taken steps that we believe are adequate to establish, protect, and enforce our intellectual property rights. We cannot provide assurance that these efforts will be adequate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain rights to use our products or technology.

We have pending several patent applications related to our products. There can be no assurance that these patents will be issued. Even if these patents are issued, the limited legal protection afforded by patent, trademark, trade secret, and copyright laws may not be sufficient to protect our proprietary rights to the intellectual property covered by these patents.

Furthermore, the laws of many foreign countries in which we do business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. In addition, it is necessary to file for patent and trademark protection in foreign countries in order to obtain legal protection in those countries. We have made such filings only on a limited basis.  These efforts may not be sufficient and additional filings may be cost prohibitive. Additionally, even if our domestic and international efforts are successful, our competitors may independently develop non-infringing technologies that are substantially similar or superior to our technologies.

If our products contain defects, then our sales are likely to suffer, and we may be exposed to legal claims.

Our business strategy calls for the development of new products and product enhancements which may from time to time contain defects or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. In addition, the markets in which our products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures, and bugs in third-party platforms that can impede proper operation of our products. Despite product testing, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in product returns, adverse publicity, loss of or delays in market acceptance of our products, delays or cessation of service to our customers or legal claims by our customers against us.

To the extent that contractual provisions that limit our exposure to legal claims are unenforceable or are not included in contracts or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on our business, results of operations and financial condition.

We may be obligated to indemnify customers who purchase equipment from us against claims of patent infringement.

In the course of our business, we may sell certain equipment and license software to our customers, and in connection with such sale and license, may agree to indemnify these customers from claims made against them by third parties for patent infringement related to such equipment and software.  If we are required to make any payments in respect of these indemnification obligations, then it could have a material adverse effect on our business, results of operations and financial condition.

Our focus on emerging markets could make achievement of our sales goals more difficult.

We focus a large part of our sales efforts on emerging markets, including Africa, India, Latin America, and the Middle East. These markets can be more volatile and less predictable than more developed markets. In addition, there is limited history and thus a level of uncertainty for demand for communications products in these markets and both service providers and end users tend to have less capital to spend on communications products.  These elements could impact our ability to meet our sales objectives.

Sales to customers based outside the United States have accounted for a significant portion of our revenues, which exposes us to risks inherent in international operations.

International sales represented 43% of the revenues for our Technologies Group for the year ended December 31, 2007 and 49% of the revenues for such group for the year ended December 31, 2006. Furthermore, we expect sales to international markets to increase as a percentage of revenues in the future. International sales are subject to a number of risks, including changes in foreign government regulations, laws, and communications standards; export license requirements; currency fluctuations, tariffs and taxes; other trade barriers; difficulty in collecting accounts receivable; longer accounts receivable collection cycles; difficulty in managing across disparate geographic areas; difficulties in hiring qualified local personnel; difficulties associated with enforcing agreements and collecting receivables through foreign legal systems; expenses associated with localizing products for foreign markets; and political and economic instability, including disruptions of cash flow and normal business operations that may result from terrorist attacks or armed conflict.

If the relative value of the U.S. dollar in comparison to the currency of our foreign customers should increase, then the resulting effective price increase of our products to these foreign customers could result in decreased sales. In addition, to the extent that general economic downturns in particular countries or regions impact our customers, the ability of these customers to purchase our products could be adversely affected especially for some of the more significant projects. Payment cycles for international customers can be longer than those for customers in the United States. The foreign markets for our products may develop more slowly than currently anticipated. Also, our ability to expand the sale of certain of our products internationally is limited by the necessity of obtaining regulatory approval in new countries. We anticipate that our non-Canadian, foreign sales will generally be invoiced in U.S. dollars, and do not currently plan to engage in foreign currency hedging transactions. As we expand our international operations, however, we may allow payment in foreign currencies, and exposure to losses in foreign currency transactions may increase. We may choose to limit any currency exposure through the purchase of forward foreign exchange contracts or other hedging strategies. Our future currency hedging strategies if employed may not be successful.

Our dependence on contract manufacturers and suppliers could result in product delivery delays.

We currently use contract manufacturers to manufacture a significant portion of our NetPerformer, AccessGate, and Verilink hardware products. Our reliance on contract manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruptions in access to necessary manufacturing processes and reduced control over delivery schedules. If our contract manufacturers are unable or unwilling to continue manufacturing our products and components in required volumes on the required time schedule, then we will have to identify one or more acceptable alternatives. The use of new manufacturers may cause significant interruptions in supply if the new manufacturers have difficulty manufacturing products to our specifications. Further, the introduction of new manufacturers may increase the variance in the quality of our products. In addition, we rely upon third-party suppliers of specialty components and intellectual property used in our products. It is possible that a component needed to complete the manufacture of our products may not be available at acceptable prices or on a timely basis, if at all. Inadequate supplies of components, or the loss of intellectual property rights, could affect our ability to deliver products to our customers. Any significant interruption in the supply of our products would result in the reduction of product sales to customers, which in turn could permanently harm our reputation in the industry.

We may be subject to litigation.

We may be subject to claims involving how we conduct our business or the market for or issuance of our common stock or other securities. Any such claims against us may affect our business, results of operations and financial conditions. Such claims, including those without merit, could require us to pay damages or settlement amounts and would require a substantial amount of time and attention from our senior management as well as considerable legal expenses. Although we do not anticipate that our activities would warrant such claims, there can be no assurances that such claims will not be made.

We derive a substantial amount of our revenues from channel distribution partners and such revenues may decline significantly if any major partner cancels or delays a purchase of our products.

We use an indirect sales model to derive a substantial portion of our revenue. Failure to generate revenue as expected from this channel could have a material adverse effect on our results of operations and financial condition.

No channel partner or distributor is obligated to purchase additional products or services from us. Accordingly, present and future partners may terminate their purchasing arrangements with us or significantly reduce or delay their orders. Any termination, change, reduction, or delay in orders could have a material adverse effect on our results of operations and financial condition. In addition, we currently have varying distribution, marketing and development arrangements with our partners. There is no assurance that we will continue to enjoy the support and cooperation that we have historically experienced from these parties or their associated distribution channels. Also, there is no certainty that these parties will continue to offer our products in their sales portfolio. It is possible that these vendors may seek to offer broader product lines and solutions that are competitive with our products. In addition, they may change their distribution models which could negatively impact our revenues. Furthermore, we must correctly anticipate the price, performance and functionality requirements of these partners and must successfully develop products that meet end user requirements and make these products available on a timely basis and in sufficient quantities in order to sustain and grow our business.

Our inability to develop and maintain relationships with key technology suppliers could harm our ability to sustain and grow our business.

Our success depends to a significant degree upon our continued relationships with leading technology suppliers. The standards for telephony equipment and data networks are evolving, and our products may not be compatible with new technology standards that may emerge. If we are unable to provide our customers with interoperable solutions, then they may make purchases from vendors who provide the requisite product interoperability. This could have a material adverse effect on our results of operations and financial condition.

Compliance or the failure to comply with current and future environmental regulations could cause us significant expense.

We are subject to a variety of federal, state, local, and foreign environmental regulations. If we fail to comply with any present and future regulations, we could be subject to future liabilities, the suspension of production or a prohibition on the sale of our products. In addition, such regulations could require us to incur other significant expenses to comply with environmental regulations, including expenses associated with the redesign of any non-compliant product. From time to time new regulations are enacted, and it is difficult to anticipate how such regulations will be implemented and enforced. For example, in 2003 the European Union enacted the Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment Directive and the Waste Electrical and Electronic Equipment Directive, for implementation in European Union member states. Similar legislation is currently in force or is being considered in the United States, as well as other countries, such as Japan and China. The failure to comply with any of such regulatory requirements or contractual obligations could result in us being liable for costs, fines, penalties and third-party claims, and could jeopardize our ability to conduct business in the jurisdictions where these regulations apply.

We may be required to pay liquidated damages to certain of our investors under certain circumstances.

Pursuant to the registration rights agreements we have entered into with the investors who purchased our securities in a private placement transaction conducted in January and February 2007, we agreed to pay to such investors certain liquidated damages in the event we do not meet certain of our obligations under such registration rights agreements. The registration statement filed on behalf of the investors was declared effective by the SEC on June 14, 2007. If this registration statement ceases to remain continuously effective or the investors are not permitted to use the prospectus of which such registration statement is a part as required by the registration rights agreements for more than fifteen (15) consecutive calendar days or more than an aggregate of twenty (20) calendar days during any twelve (12) month period, then on the date of such event and each monthly anniversary of such date until we are able to cure such event, we will be required to pay to the investors a cash payment equal to 1.5% of the aggregate purchase price paid by such investors for the securities purchased by them in the private placement; however, the maximum aggregate liquidated damages we may be obligated to pay may not exceed $1,200,000. If we are unable to satisfy our obligations under such registration rights agreements and we are obligated to pay liquidated damages, it may have a material adverse effect on our cash flow and results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections of this prospectus titled “Prospectus Summary” and “Risk Factors” and other sections, contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include certain statements regarding intent, belief or current expectations about matters (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words).  Forward-looking statements are also statements that are not statements of historical fact.  Because these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements.  These factors include, among others:

•           our ability to maintain the listing of the common stock on The Nasdaq Capital Market;

•           the volatility of the price of the common stock;

•           our ability to fund future growth;

•           our ability to satisfy our indebtedness;

•           our ability to attain profitability;

•           our obligation to pay liquidated damages to certain of our investors under certain circumstances;

•           our ability to attract and retain qualified personnel;

•           general economic conditions of the telecommunications market;

•           our research and development expenditures;

•           market demand for, and market acceptance of, our products;

•           legal claims against us, including, but not limited to, claims of patent infringement;

•           our ability to protect our intellectual property;

•           defects in our products;

•           our obligations to indemnify certain customers;

•           our exposure to risks inherent in international operations and emerging markets;

•           our dependence on contract manufacturers and suppliers;

•           general economic and business conditions;

•           other risks and uncertainties included in the section of this prospectus titled “Risk Factors”; and

•           other factors disclosed in our other filings made with the SEC.

THE COMPANY

General

We are a global technology provider of next generation network solutions offering a core-to-edge product portfolio for telecommunications service providers and enterprise organizations. We have an integrated portfolio that includes the brands Clarent, AccessGate®, NetPerformer®, Verilink®, iMarc®, I-Master®, Telemate® and NetSpective® and in late 2007 certain of our products were branded VCLEAR™ to designate them as “pure IP” based next generation products. Our core focus, provided by our Technologies Group, is on three market segments: (i) Mobile Backhaul – an end-to-end cellular network bandwidth optimization solution that helps network operators expand and migrate wireless services, improve reliability and control operating costs; (ii) Softswitch/Gateway – a pure IP platform that enables profitable end-to-end IP communications over wireline, wireless, terrestrial and satellite links, which is also interoperable with legacy architectures to deliver a seamless, profitable VoIP migration path; and (iii) Integrated Access Devices – an ideal access platform that provides integrated multi-service connectivity, aggregation and compression to efficiently enable digital convergence, toll bypass, video and conferencing. Also through our Technologies Group, we offer Network Monitoring and Security, which minimizes communications costs and monitors and controls employee productivity and computer usage through sophisticated software products that provide monitoring, reporting, and filtering functions.

We also sell services, provided by our Outsourcing Group (formerly known as the Advanced Applications Services Group), which enable our customers to reduce overhead and operating expenses.  These services include outsourced technical support, application installation, and training to both customers of our Technologies Group and outside customers.

Our customers include the following entities or certain of their affiliates: AT&T Inc., Alcatel-Lucent, Avaya, GmbH, Hughes Network Systems, Interlink Communications, ND SatCom, Nortel Networks, Veraz Networks, Inc., Verizon Communications, Inc., and ViaSat Inc. For our service provider customers, we offer an end-to-end, convergence architecture that provides the technology infrastructure as well as applications needed to accelerate a service provider's time-to-revenue for new services over different access mediums. For enterprise customers, we offer hardware and software solutions that help organizations enhance productivity, reduce network costs, and comply with regulatory requirements. We have installations in more than 95 countries, and our products are sold either through our direct sales organization or through a well established network of domestic and international partners. Our channel partners include AT&T, Alcatel-Lucent, Avaya, Hughes Network Systems, Interlink Communication Systems, Nortel, and ViaSat.

We are located at 400 Galleria Parkway, Suite 200, Atlanta, Georgia 30339, and our telephone number at that location is (678) 589-3500. We maintain a worldwide web address at www.verso.com.

Technologies Group

The Technologies Group develops softswitch, software and hardware-based converged packet solutions that use next generation protocols such as VoIP, VoIP based access products, VoIP based applications and server devices that provide multiplexing and transport of voice and data services, as well as other advanced protocols for specialized applications such as a Global System for Mobile Communication (“GSM”) and CDMA backhaul and voice/data over satellite transmissions. The Technologies Group focuses on the VoIP, GSM, pre-paid, post-paid, and integrated access device sectors of the communications industry. The group’s solutions enable service providers to rapidly deploy highly efficient converged communication networks which are more cost-effective to operate and which enhance revenues by supporting innovative, higher margin services. The Technologies Group differentiates its solutions portfolio from those of our competitors by providing complete, end-to-end, bundled solutions that range from the central core to the edge of the network, as well as offering applications that generate and enhance revenues. The Technologies Group has four business units which comprise its total business: Softswitch/Gateway Business, Mobile Backhaul Business, Integrated Access Business and Network Monitoring and Security Business.

Verso Outsourcing

Our second business segment is Verso Outsourcing, which consists of our technical assistance center provides support for our technical applications and services to outside customers as well as the customers of our Technologies Group.

Verso Outsourcing delivers full-service, custom technical support to customers that want to ensure satisfaction with each end-user technology interaction and supports all of our product lines. This allows us to better leverage resources while ensuring the highest level of customer support. It delivers 24 x 7 help desk support, Tier I, II and III product support, “insourcing”, on-site deployment services, hardware and software training, and project management resources.

In 2007, Verso Outsourcing completed a comprehensive business analysis covering all business processes, procedures, and systems with the objective of identifying and implementing the appropriate scalable platform in anticipation of rapid growth. Further, in late 2007, the Verso Outsourcing business was provided with its own distinct corporate identity and web presence, and was given the resources to launch an aggressive business development campaign.

SELLING SHAREHOLDERS

The selling shareholders may use this prospectus for the resale of shares of common stock being registered hereunder for their accounts, although no selling shareholder is obligated to sell any such shares.  The following table sets forth certain information regarding the selling shareholders and the shares of common stock beneficially owned by them, which information is available to us as of April 16, 2008. We are not able to estimate the number of shares of common stock that will be held by the selling shareholders after the completion of this offering because the selling shareholders may offer all, some, or none of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any such shares. The following table assumes that all of the shares of common stock being registered hereby will be sold.

Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After the Offering (1)(2)(3)
			Number	Percent
Laurus Master Fund, Ltd.(4)(5)	5,763,822 (6)	2,054,728 (7)	2,391,686	2.52%
Valens U.S. SPV I, LLC (4)(5)	5,763,822 (6)	487,441 (8)	2,391,686	2.52%
Valens Offshore SPV II, Corp. (4) (5)	5,763,822 (6)	829,967 (9)	2,391,686	2.52%

*      Represents less than 1% of the issued and outstanding shares of common stock as of April 15, 2008.

[1]
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a selling shareholder is deemed to have beneficial ownership of any shares of common stock that such selling shareholder has the right to acquire within 60 days of April 16, 2008.

[2]
Based upon 93,300,591 shares of common stock outstanding as of April 16, 2008.  For the purposes of computing the percentage of outstanding shares of common stock held by the selling shareholders named above, any shares which any selling shareholder has the right to acquire within 60 days of April 16, 2008, are deemed to be outstanding.

[3]	Assumes that all shares of common stock being offered and registered hereunder are sold, although the selling shareholders are not obligated to sell any such shares.

[4]
Laurus Master Fund, Ltd. (“Laurus”) and its affiliates, Valens U.S. SPV I, LLC (“Valens U.S.”) and Valens Offshore SPV II, Corp. (“Valens Offshore”), are our senior lenders pursuant to that certain Security Agreement (the “Security Agreement”) between Laurus and us dated September 20, 2006, as amended, which provides for a three-year, $14.0 million revolving credit facility.  The credit facility consists of two tranches:  (i) an $8.0 million tranche, the availability of which is subject to a borrowing base (“Tranche A”); and (ii) a $6.0 million tranche, of which $5.0 million is currently available pursuant to the terms of the Security Agreement and the remainder of which will be available when we generate EBITDA (earnings before interest, income taxes, depreciation and amortization and non-cash stock compensation expense) in excess of $500,000 in any one fiscal quarter (“Tranche B”).  Borrowing ability under Tranche A is determined pursuant to a formula which is based on the value of our eligible accounts receivables and inventory, and borrowings under Tranche A accrue interest at a rate of prime rate plus 2%, provided that the interest rate shall not be less than 9%.  Borrowing ability under Tranche B is reduced by $187,500 per month beginning February 1, 2007, and borrowings under Tranche B accrue interest at a fixed rate of 15%.  Borrowings under the credit facility are made first under Tranche B to the extent of availability thereunder and then under Tranche A to the extent of availability thereunder.  Our obligations under the credit facility are secured by a first-priority security interest in all of our assets and a pledge of all of the outstanding equity interests of four of our subsidiaries, Telemate.Net Software, Inc., Verso Verilink, LLC, sentitO Networks, Inc., and Verso Backhaul Solutions, Inc.  Pursuant to that certain Assignment of Loan, Liens and Documents Agreement  (the “Assignment Agreement”), dated as of December 21, 2007, among Laurus, Valens U.S. and Valens Offshore (i) Laurus assigned to Valens U.S. all of Laurus’ right, title and interest in and to up to $462,500 of any Tranche A loans made after December 21, 2007 pursuant to the terms of the Security Agreement (the “Valens U.S. Post-Assignment Loans”); (ii) Laurus assigned to Valens Offshore all of Laurus’ right, title and interest in and to up to $787,500 of any Tranche A loans made after December 21, 2007 pursuant to the terms of the Security Agreement (the “Valens Offshore Post-Assignment Loans” and, together with the Valens U.S. Post-Assignment Loans, the “Valens Post-Assignment Loans”); (iii) we issued 385,417 shares of common stock to Valens U.S. and 656,250 shares of common stock to Valens Offshore; and (iv) Valens U.S. and Valens Offshore assumed all of Laurus’s obligations under the Security Agreement and related ancillary documents with respect to the Valens Post-Assignment Loans.

[5]
Eugene Grin and David Grin, controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC (both affiliates of Laurus, Valens U.S. and Valens Offshore), share voting and dispositive power with respect to the shares of common stock registered hereby for the accounts of Laurus, Valens U.S. and Valens Offshore.  Messrs. E. Grin and D. Grin disclaim beneficial ownership over such shares.

[6]
Includes (i) a warrant issued to Laurus to purchase 1,321,877 shares of common stock at an exercise price of $0.91 per share which expires on September 20, 2011; (ii) a warrant issued to Laurus to purchase 330,470 shares of common stock at an exercise price of $0.91 per share which expires on December 29, 2011; (iii) a warrant issued to Laurus to purchase 330,469 shares of common stock at an exercise price of $0.91 per share which expires on March 20, 2013; (iv) 1,724,259 shares of common stock issued to Laurus pursuant to that certain Letter Agreement dated as of February 25, 2008, among us, Laurus, Valens U.S. and Valens Offshore, whereby Laurus, Valens U.S. and Valens Offshore consented to the amendment to the Loan and Security Agreement between us and Clarent Corporation entered into on February 13, 2008 (the “Consent”); (v) 487,441 shares of common stock issued to Valens U.S. pursuant to the Assignment Agreement and the Consent; and (vi) 829,967 shares of common stock issued to Valens Offshore pursuant to the Assignment Agreement and the Consent.  Pursuant to certain Registration Rights Agreements to which we are a party, we have agreed to file the registration statement of which this prospectus is a part to register the resale of the shares of common stock issued or issuable to Laurus, Valens U.S. and Valens Offshore pursuant to the  Security Agreement, the Assignment Agreement and the Consent.

[7]
Represents (i) 1,724,259 shares of common stock issued to Laurus pursuant to the Consent and (ii) a warrant to purchase 330,469 shares of common stock at an exercise price of $0.91 per share which expires on March 20, 2013.

[8]	Represents (i) 385,417 shares of common stock issued to Valens U.S. pursuant to the Assignment Agreement and (ii) 102,024 shares of common stock issued to Valens U.S. pursuant to the Consent.

[9]	Represents (i) 656,250 shares of common stock issued to Valens Offshore pursuant to the Assignment Agreement and (ii) 173,717 shares of common stock issued to Valens Offshore pursuant to the Consent.

USE OF PROCEEDS

We will not receive any of the proceeds of any sale by the selling shareholders of the common stock registered hereby.  We will receive, however, the exercise price of any warrants exercised by the selling shareholders.

PLAN OF DISTRIBUTION

The selling shareholders and any of their assignees and successors-in-interest (but not any pledgee of any such persons) may, from time to time, sell any or all of their shares of common stock registered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law and not otherwise prohibited by this prospectus

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Notwithstanding any of the foregoing, no selling shareholder, nor any of its assignees or successors-in-interest, may use this prospectus to sell (directly or indirectly) any shares of common stock through any put or call options, short sales or other types of hedging transactions with respect to shares of common stock.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room located at 100 F Street, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.  Our filings with the SEC are also available to the public from commercial document retrieval services and through the web site maintained by the SEC at www.sec.gov.  Our internet address is www.verso.com.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information.  We incorporate into this prospectus by reference (i) the following documents that we have filed with the SEC (except for such documents or portions thereof that state that they are furnished, but not filed, with the SEC); (ii) all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of this registration statement (except for such documents or portions thereof that state that they are furnished, but not filed, with the SEC); and (iii) all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until all of the securities offered hereby are sold (except for such documents or portions thereof that state that they are furnished, but not filed, with the SEC):

(i)	our Annual Report on Form 10-K for the year ended December 31, 2007;

(ii)	our Current Reports on Form 8-K filed with the SEC on January 8, 2008, January 30, 2008, February 22, 2008, February 25, 2008, February 27, 2008, March 31, 2008, April 4, 2008 and April 15, 2008;

(iii)
our Amendment No. 1 to Current Report on Form 8-K/A filed June 14, 2007, which sets forth the audited consolidated financial statements of sentitO Networks, Inc. and the proforma financial information relating thereto as required by Rule 3-05 and Article 11 of Regulation S-X;

(iv)
our Amendment No. 1 to Current Report on Form 8-K/A filed March 7, 2008, which sets forth the audited statement of assets to be acquired and liabilities to be assumed and the related statement of revenue and direct expenses of the Network Infrastructure division of NMS Communications Corp., which was purchased by us on December 21, 2007, and certain unaudited proforma financial information with respect to such division; and

(v)
the description of our common stock contained in our Registration Statement on Form 8-A (file no. 0-22190), filed with the SEC on August 24, 1993 and any amendments or reports filed with the SEC for purposes of updating such description.

You may request a copy of these filings at no cost, by writing us at the following address or calling us at the following telephone number:

Verso Technologies, Inc.
400 Galleria Parkway
Suite 200
Atlanta, Georgia 30339
Attn: Corporate Secretary
(678) 589-3500

Except for those instances in which a specific date is referenced, the information in this prospectus is accurate as of [___], 2008.  You should rely only on the information incorporated by reference or provided in this prospectus and any supplement.  We have not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus.  Therefore, if anyone gives you different or additional information, then you should not rely on it.

EXPERTS

The consolidated financial statements and schedule of Verso Technologies, Inc. and our subsidiaries as of December 31, 2007 and for the two years then ended, has been incorporated by reference into this prospectus and registration statement in reliance upon the report of Tauber & Balser P.C., an independent registered public accounting firm, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited statement of assets to be acquired and liabilities to be assumed and the related statement of revenue and direct expenses of Network Infrastructure division of NMS Communications Corp. incorporated in this prospectus by reference to Verso Technologies, Inc. Current Report on Form 8-K/A dated March 7, 2008 has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheet of sentitO Networks, Inc. as of December 31, 2006 and the related statement of operations, stockholders’ equity (deficit) and cash flows for the year then ended have been incorporated by reference into this prospectus and registration statement upon reliance on the report of Tauber & Balser, P.C., an independent registered public accounting firm, which report is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of sentitO Networks, Inc. as of December 31, 2005, that have been incorporated by reference into this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contained an explanatory paragraph describing conditions that raise substantial doubt about sentitO Networks, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) which report is incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota, has passed upon the validity of the shares of the common stock offered by this prospectus.

3,372,136 SHARES

VERSO TECHNOLOGIES, INC.

COMMON STOCK

PROSPECTUS

[                           ], 2008

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with any offering to be made by the prospectus.  If given or made, such information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.  Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

TABLE OF CONTENTS

PROSPECTUS

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee	$15
Printing Fees and Expenses	0
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	60,000
Miscellaneous	985
Total	$111,000

Item 15. Indemnification of Directors and Officers

Article V of our articles of incorporation limits the liability of our directors to the fullest extent permitted by the Minnesota Business Corporation Act (the “MBCA”).  Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to us or our shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.

Article IV of our articles of incorporation gives us the power and authority to provide indemnification to our officers, directors, employees and agents to the fullest extent permissible under the MBCA.  Section 302A.521 of the MBCA requires that we indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met.  “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the our name.  Reference is made to the detailed terms of Section 302A.521 of the MBCA for a complete statement of such indemnification rights.

Article VII of our bylaws provides that we shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by the MBCA, as now enacted or hereafter amended, provided that a determination is made in each case, in the manner required by such statute, that the person seeking indemnification is eligible therefor.

We maintain directors’ and officers’ liability insurance, including a reimbursement policy in our favor.  We have also entered into indemnification agreements with certain of our directors and non-director officers at the level of Vice President and above.  Our shareholders ratified such agreements at the 2001 annual meeting of our shareholders.

Item 16. Exhibits

The exhibits filed with this registration statement or incorporated herein by reference are set forth on the Exhibit Index set forth elsewhere herein.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing this registration statement on Form S-3 and has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 16, 2008.

VERSO TECHNOLOGIES, INC.

By:	/s/ Mark H. Dunaway
Mark H. Dunaway
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of Verso Technologies, Inc. hereby constitutes and appoints each of Mark H. Dunaway and Martin D. Kidder, his attorney-in-fact and agent, each with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of common stock under the Securities Act, with the SEC, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Mark H. Dunaway	Chief Executive Officer (Principal Executive	April 16, 2008
Mark H. Dunaway	Officer) and Director

/s/ Martin D. Kidder	Chief Financial Officer (Principal Financial	April 16, 2008
Martin D. Kidder	Officer and Principal Accounting Officer)

/s/ E.K. Greenwald	Director	April 16, 2008
E.K. Greenwald

/s/ Gary H. Heck	Director	April 16, 2008
Gary H. Heck

/s/ James R. Kanely	Director	April 16, 2008
James R. Kanely

/s/ James A. Verbrugge	Director	April 16, 2008
James A. Verbrugge

/s/ William J. West	Director	April 16, 2008
William J. West

EXHIBIT INDEX

Exhibit No.	Exhibit	Method of Filing
4.1	Registration Rights Agreement, dated as of December 21, 2007, between Verso Technologies, Inc. and Valens U.S. SPV I, LLC	Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on December 28, 2007.

4.2	Registration Rights Agreement, dated as of December 21, 2007, between Verso Technologies, Inc. and Valens U.S. Offshore SPV II, Corp	Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on December 28, 2007.

4.3	Registration Rights Agreement, dated as of February 25, 2008, between Verso Technologies, Inc. and Valens Offshore SPV II, Corp.	Incorporated by reference to Exhibit 4.76 to the Registrant’s Annul Report on Form 10-K for the year ended December 31, 2007.

4.4	Registration Rights Agreement, dated as of February 25, 2008, between Verso Technologies, Inc. and Valens U.S. SPV I, LLC	Incorporated by reference to Exhibit 4.77 to the Registrant’s Annul Report on Form 10-K for the year ended December 31, 2007.

4.5	Registration Rights Agreement, dated as of February 25, 2008, between Verso Technologies, Inc. and Laurus Master Fund, Ltd.	Incorporated by reference to Exhibit 4.78 to the Registrant’s Annul Report on Form 10-K for the year ended December 31, 2007.

4.6	Registration Rights Agreement, dated as of September 20, 2006, between Verso Technologies, Inc. and Laurus Master Fund, Ltd.	Incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-3 filed on November 11, 2006 (No. 333-138429).

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP as to the legality of securities being registered.	Filed herewith.

23.1	Consent of Tauber & Balser, P.C. (Verso Technologies, Inc.)	Filed herewith.

23.2	Consent of Tauber & Balser, P.C. (sentitO Networks, Inc.).	Filed herewith.

23.3	Consent of Ernst & Young LLP.	Filed herewith.

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Exhibit No.	Exhibit	Method of Filing
23.4	Consent of PricewaterhouseCoopers LLP.	Filed herewith.

23.5	Consent of Oppenheimer Wolff & Donnelly LLP with respect to its opinion as to the legality of the securities being registered (contained in Exhibit 5.1).	Filed herewith.

24.1	Powers of Attorney (contained on the signature page hereto).	Filed herewith.

99.1	Assignment of Loans, Liens and Documents Agreement, dated as of December 21, 2007, among Laurus Master Fund, Ltd., Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp.	Incorporated by reference to Exhibit 99.6 to the Registrant’s Current Report on Form 8-K filed on December 28, 2007.

99.2	Security Agreement between Verso Technologies, Inc., certain of its subsidiaries and Laurus Master Fund, Ltd. dated September 20, 2006.	Incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-3 filed on November 11, 2006 (No. 333-138429).

99.3	Letter Agreement dated as of February 25, 2008, among Verso Technologies, Inc., Laurus Master Fund, Ltd., Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp.	Incorporated by reference to Exhibit 10.190 to the Registrant’s Annul Report on Form 10-K for the year ended December 31, 2007.

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